UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

__________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2008 (December 29, 2008)

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 29, 2008, Gevity HR, Inc. (the “Company”) renewed its workers’ compensation program and related policies with AIG Global Risk Management, acting on behalf of member insurance companies of American International Group (AIG) Commercial Insurance, effective January 1, 2009 for a one-year term. As with the Company’s 2008 workers’ compensation program, the Company shall maintain a $1 million per occurrence deductible and will make regular payments to AIG to cover program costs and estimated future claims costs. Maintenance of the $1 million deductible level, coupled with the Company’s favorable plan experience, results in lower program costs for the 2009 program. The 2009 program includes a reduction in monthly premium payments required to cover claims liabilities in the deductible layer from an annual amount of $56.0 million in 2008 to an annual amount of $39.2 million in 2009. Other premium and administrative expenses for the 2009 program payable monthly to AIG are initially estimated at an annual amount of $12.7 million compared to $16.0 million for the 2008 program. Certain premium amounts are subject to adjustment based upon differences between estimated and actual workers’ compensation wages incurred during 2009 and the resulting changes in manual premium.

The Company intends to file a redacted copy of the AIG binder in its next periodic report along with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: December 30, 2008	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Senior Vice President and Chief Legal
Officer